Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2018 Second Quarter Results

Second quarter highlights

•	GAAP diluted net earnings per share were $1.36, up 38.8 percent from the year-ago quarter; Adjusted diluted net earnings per share increase 27.2 percent to $1.73

•	GAAP net earnings attributable to Walgreens Boots Alliance increase 27.3 percent, to $1.3 billion; Adjusted net earnings attributable to Walgreens Boots Alliance increase 16.6 percent to $1.7 billion

•	Sales increase 12.1 percent to $33.0 billion

•	GAAP operating income increases 33.9 percent to $2.0 billion; Adjusted operating income increases 7.3 percent to $2.2 billion

•	GAAP net cash provided by operating activities was $2.2 billion; Free cash flow was $1.9 billion

Company outlook

•	Company raises the lower and upper ends of its guidance and now anticipates fiscal 2018 adjusted diluted net earnings per share of $5.85 to $6.05

•	Company expects cash tax benefit from U.S. tax law changes in excess of $350 million in fiscal 2018, compared with previously announced estimate of more than $200 million

DEERFIELD, Ill., 28 March 2018—Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the second quarter of fiscal 2018, which ended 28 February 2018.

Executive Vice Chairman and CEO Stefano Pessina said, “Our growth strategy of increasing and consolidating volume, differentiating ourselves through value and quality of service, and controlling costs is bearing fruit across our businesses. This is reflected in another good set of financial results in which we delivered the highest sales growth in eight quarters, as well as strong cash generation and record U.S. pharmacy market share. We expect to continue to grow, in part through the recent acquisition of stores from Rite Aid, and today we are raising our fiscal 2018 guidance.”

Overview of Second Quarter Results

Fiscal 2018 second quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 27.3 percent to $1.3 billion compared with the same quarter a year ago, while GAAP diluted net earnings per share increased 38.8 percent to $1.36 compared with the same quarter a year ago.

Adjusted fiscal 2018 second quarter net earnings attributable to Walgreens Boots Alliance1 increased 16.6 percent to $1.7 billion, up 15.1 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted diluted net earnings per share for the quarter increased 27.2 percent to $1.73, up 25.7 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the second quarter were $33.0 billion, an increase of 12.1 percent from the year-ago quarter, and an increase of 9.4 percent on a constant currency basis.

GAAP operating income in the second quarter was $2.0 billion, an increase of 33.9 percent from the same quarter a year ago. Adjusted operating income in the second quarter was $2.2 billion, an increase of 7.3 percent from the same quarter a year ago, and an increase of 5.9 percent on a constant currency basis.

GAAP net cash provided by operating activities was $2.2 billion in the second quarter, and free cash flow was $1.9 billion.

Overview of Fiscal 2018 Year-to-Date Results

For the first six months of fiscal 2018, net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 2.6 percent to $2.2 billion compared with the same period a year ago, while GAAP diluted net earnings per share increased 11.3 percent to $2.16 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance1 for the first six months of fiscal 2018 increased 12.7 percent to $3.0 billion, up 11.6 percent on a constant currency basis, compared with the same period a year ago. Adjusted diluted net earnings per share for the first six months of fiscal 2018 increased 22.4 percent to $3.01, up 21.1 percent on a constant currency basis, compared with the same period a year ago.

Sales in the first six months of fiscal 2018 were $63.8 billion, an increase of 10.0 percent from the same period a year ago, and an increase of 8.3 percent on a constant currency basis.

GAAP operating income in the first six months of fiscal 2018 was $3.3 billion, an increase of 12.9 percent from the same period a year ago. Adjusted operating income in the first six months of the fiscal year was $4.0 billion, an increase of 6.1 percent from the same period a year ago, and an increase of 5.2 percent on a constant currency basis.

GAAP net cash provided by operating activities was $3.2 billion in the first six months of fiscal 2018, and free cash flow was $2.5 billion.

Expected Impact of U.S. Tax Law Changes

The company’s GAAP effective tax rate was 27.4 percent in the second quarter and 25.4 percent in the first six months of fiscal 2018, compared with 19.0 percent and 18.2 percent for the second quarter and first six months of fiscal 2017, respectively.

The higher GAAP effective tax rates were primarily due to a provisional net discrete tax expense of $184 million as a result of the U.S. tax law changes enacted in December 2017. This expense is based on current estimates and is comprised of the accrual of a one-time transition tax partially offset by remeasurement of net U.S. deferred tax liabilities.

The company’s adjusted effective tax rate, calculated excluding income from the company’s equity investment in AmerisourceBergen Corporation, was 16.5 percent in the second quarter and 20.3 percent in the first six months of fiscal 2018, compared with 23.7 percent and 24.5 percent for the second quarter and first six months of fiscal 2017, respectively.

The lower adjusted effective tax rates were primarily due to the impact of the U.S. tax law changes.

Company Outlook

The company raised the lower and upper ends of its guidance for fiscal 2018 and now anticipates adjusted diluted net earnings per share of $5.85 to $6.05. This guidance assumes current exchange rates for the rest of the fiscal year and includes an expected benefit from the U.S. tax law changes that is marginally higher than the $0.35 per share upper end of the previously announced range. As previously announced, the company does not expect Rite Aid to significantly impact fiscal 2018 adjusted diluted net earnings per share. The company now expects to obtain a cash tax benefit from the U.S. tax law changes in excess of $350 million for fiscal year 2018, compared with the previous estimate, announced in January, of more than $200 million.

Second Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had second quarter sales of $24.5 billion, an increase of 12.2 percent over the year-ago quarter. Sales in comparable stores increased 2.4 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 70.3 percent of the division’s sales in the quarter, increased 18.7 percent compared with the year-ago quarter, primarily due to higher prescription volume including central specialty and mail following the formation of AllianceRx Walgreens Prime and from the acquisition of Rite Aid stores. Comparable pharmacy sales increased 5.1 percent, primarily due to higher volume. Reimbursement pressure and generics had a negative impact on comparable pharmacy sales growth, which was partially offset by brand inflation. The division filled 269.2 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 9.1 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 4.0 percent compared with the same quarter a year ago, primarily due to volume growth from previously announced strategic pharmacy partnerships and Medicare Part D growth. The division’s retail prescription market share on a 30-day adjusted basis in the second quarter increased approximately 100 basis points over the year-ago quarter to 21.4 percent, as reported by IQVIA (formerly IMS Health). This was the division’s highest reported quarterly retail prescription market share in the U.S.

Retail sales decreased 0.7 percent in the second quarter compared with the year-ago period. Comparable retail sales were down 2.7 percent in the quarter.

GAAP gross profit increased 6.7 percent compared with the same quarter a year ago and adjusted gross profit increased 6.6 percent. On an adjusted basis, pharmacy and retail gross profit both increased.

GAAP second quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased 1.9 percentage points compared with the year-ago quarter, primarily due to costs related to the cost transformation program in the year-ago quarter and to sales mix and higher prescription volume in the quarter. On an adjusted basis, SG&A as a percentage of sales decreased 0.9 percentage point in the same period, primarily due to sales mix and higher prescription volume.

GAAP operating income in the second quarter increased 25.2 percent from the year-ago quarter to $1.4 billion. Adjusted operating income in the second quarter increased 6.3 percent from the year-ago quarter to $1.6 billion.

As of the end of the second quarter the company had acquired 1,542 Rite Aid stores under the previously announced amended and restated asset purchase agreement. Since the end of the quarter the company completed the acquisition of all 1,932 stores. The transition of three distribution centers and related inventory is expected to begin during fiscal 2019.

The company continues to expect to complete integration of the acquired stores and related assets by the end of fiscal 2020, as previously announced.

As part of a program to optimize locations, the company continues to expect to close approximately 600 stores and related assets over an 18-month period, resulting in estimated pre-tax charges to the company’s GAAP financial results of approximately $450 million. This program commenced in March. Cost savings from the program are still anticipated to be approximately $300 million per year and are still expected to be fully delivered by the end of fiscal 2020.

Retail Pharmacy International:

Retail Pharmacy International had second quarter sales of $3.3 billion, an increase of 7.0 percent from the year-ago quarter due to currency translation. Sales decreased 2.6 percent on a constant currency basis.

On a constant currency basis, comparable store sales decreased 1.7 percent compared with the year-ago quarter. Comparable pharmacy sales increased 0.6 percent on a constant currency basis. Comparable retail sales decreased 2.8 percent on a constant currency basis mainly due to Boots UK.

GAAP gross profit increased 7.5 percent compared with the same quarter a year ago due to currency translation. On a constant currency basis, adjusted gross profit decreased 2.3 percent.

GAAP SG&A as a percentage of sales decreased 1.0 percentage point. Adjusted SG&A as a percentage of sales, on a constant currency basis, decreased 0.6 percentage point.

GAAP operating income in the second quarter increased 27.3 percent from the year-ago quarter to $252 million, while adjusted operating income increased 15.7 percent to $280 million, up 6.6 percent on a constant currency basis due to lower SG&A.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had second quarter sales of $5.8 billion, an increase of 14.4 percent from the year-ago quarter, mainly due to currency translation. On a constant currency basis, comparable sales increased 3.4 percent, which was behind the company’s estimate of market growth, weighted on the basis of country wholesale sales, due to challenging market conditions in certain continental European countries partially offset by strong performance in emerging markets.

GAAP operating income in the second quarter was $323 million, which included $202 million from the company’s equity earnings in AmerisourceBergen, compared with GAAP operating income of $165 million in the year-ago quarter, which included $42 million from the company’s equity earnings in AmerisourceBergen. Adjusted operating income increased 2.2 percent to $231 million, down 1.3 percent on a constant currency basis.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, 28 March 2018. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 28 March 2018 through 4 April 2018, by calling +1 855 859 2056 within the U.S. and Canada, or +1 404 537 3406 outside the U.S. and Canada, using replay code 5439229.

[1]	Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Expected Impact of U.S. Tax Law Changes” and“Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, and our amended and restated asset purchase agreement with Rite Aid and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with our store optimization program will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks related to competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the ability of the parties to satisfy the closing conditions and consummate the phased acquisition of certain assets pursuant to our amended and restated asset purchase agreement with Rite Aid on a timely basis or at all, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended 30 November 2017, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 385,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has more than 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2017, using publicly available information for AmerisourceBergen.

**	For 12 months ending 31 August 2017, using publicly available information for AmerisourceBergen

(WBA-ER)

Media Relations	Contact
USA / Michael Polzin	+1 847 315 2935
International / Laura Vergani	+44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended February 28,		Six months ended February 28,
	2018	2017	2018	2017
Sales	$33,021	$29,446	$63,761	$57,947
Cost of sales	24,925	21,885	48,324	43,270

Gross profit	8,096	7,561	15,437	14,677
Selling, general and administrative expenses	6,318	6,124	12,225	11,810
Equity earnings in AmerisourceBergen	202	42	90	59

Operating income	1,980	1,479	3,302	2,926
Other income (expense)	9	(15)	(128)	(14)

Earnings before interest and income tax provision	1,989	1,464	3,174	2,912
Interest expense, net	151	172	300	345

Earnings before income tax provision	1,838	1,292	2,874	2,567
Income tax provision	503	246	730	466
Post tax earnings from other equity method investments	14	16	27	28

Net earnings	1,349	1,062	2,171	2,129
Net earnings attributable to noncontrolling interests	—	2	1	15

Net earnings attributable to Walgreens Boots Alliance, Inc.	$1,349	$1,060	$2,170	$2,114

Net earnings per common share:
Basic	$1.36	$0.98	$2.17	$1.96
Diluted	$1.36	$0.98	$2.16	$1.94
Dividends declared per share	$0.400	$0.375	$0.800	$0.750
Weighted average common shares outstanding:
Basic	991.0	1,079.7	998.6	1,080.9
Diluted	995.5	1,085.5	1,003.3	1,086.9

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	February 28, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,749	$3,301
Accounts receivable, net	7,281	6,528
Inventories	10,316	8,899
Other current assets	1,012	1,025

Total current assets	20,358	19,753

Non-current assets:
Property, plant and equipment, net	14,045	13,642
Goodwill	17,017	15,632
Intangible assets, net	12,220	10,156
Equity method investments	6,431	6,320
Other non-current assets	745	506

Total non-current assets	50,458	46,256

Total assets	$70,816	$66,009

Liabilities and equity
Current liabilities:
Short-term debt	$3,140	$251
Trade accounts payable	13,301	12,494
Accrued expenses and other liabilities	5,675	5,473
Income taxes	443	329

Total current liabilities	22,559	18,547

Non-current liabilities:
Long-term debt	12,532	12,684
Deferred income taxes	1,946	2,281
Other non-current liabilities	5,601	4,223

Total non-current liabilities	20,079	19,188

Total equity	28,178	28,274

Total liabilities and equity	$70,816	$66,009

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Six months ended February 28,
	2018	2017
Cash flows from operating activities:
Net earnings	$2,171	$2,129
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	858	831
Deferred income taxes	(474)	(226)
Stock compensation expense	63	52
Equity earnings from equity method investments	(117)	(87)
Other	87	184
Changes in operating assets and liabilities:
Accounts receivable, net	(637)	189
Inventories	(314)	(507)
Other current assets	(66)	17
Trade accounts payable	592	789
Accrued expenses and other liabilities	182	(309)
Income taxes	903	154
Other non-current assets and liabilities	(72)	166

Net cash provided by operating activities	3,176	3,382

Cash flows from investing activities:
Additions to property, plant and equipment	(666)	(639)
Proceeds from sale-leaseback transactions	—	436
Proceeds from sale of other assets	18	22
Business and intangible asset acquisitions, net of cash acquired	(3,375)	(52)
Other	(133)	36

Net cash used for investing activities	(4,156)	(197)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	836	76
Proceeds from debt	3,089	—
Payments of debt	(1,279)	(9)
Stock purchases	(2,525)	(457)
Proceeds related to employee stock plans	83	116
Cash dividends paid	(815)	(817)
Other	(5)	(31)

Net cash used for financing activities	(616)	(1,122)

Effect of exchange rate changes on cash and cash equivalents	44	(48)
Changes in cash and cash equivalents:
Net decrease in cash and cash equivalents	(1,552)	2,015
Cash and cash equivalents at beginning of period	3,301	9,807

Cash and cash equivalents at end of period	$1,749	$11,822

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the second quarter of fiscal 2018 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis increased 8.0 percent, comparable pharmacy sales on a reported currency basis increased 10.6 percent and comparable retail sales on a reported currency basis increased 6.7 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis increased 14.4 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended February 28,		Six months ended February 28,
	2018	2017	2018	2017
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,349	$1,060	$2,170	$2,114
Adjustments to operating income:
Acquisition-related amortization	113	82	198	164
Acquisition-related costs	65	29	116	46
Certain legal and regulatory accruals and settlements	90	—	115	—
LIFO provision	43	49	97	107
Hurricane-related costs	—	—	83	—
Adjustments to equity earnings in AmerisourceBergen	(113)	37	76	78
Cost transformation	—	340	—	421
Asset recovery	(15)	—	(15)	—

Total adjustments to operating income	183	537	670	816
Adjustments to other income (expense):
Impairment of equity method investment	—	—	170	—
Net investment hedging (gain) loss	1	15	(33)	14

Total adjustments to other income (expense)	1	15	137	14
Adjustments to interest expense, net:
Prefunded acquisition financing costs	5	48	29	89

Total adjustments to interest expense, net	5	48	29	89
Adjustments to income tax provision:
U.S. tax law changes[1]	184	—	184	—
Equity method non-cash tax	61	8	11	10
UK tax rate change[1]	—	—	—	(77)
Tax impact of adjustments[2]	(62)	(192)	(185)	(289)

Total adjustments to income tax provision	183	(184)	10	(356)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,721	$1,476	$3,016	$2,677

Diluted net earnings per common share (GAAP)	$1.36	$0.98	$2.16	$1.94
Adjustments to operating income	0.18	0.50	0.67	0.76
Adjustments to other income (expense)	—	0.01	0.14	0.01
Adjustments to interest expense, net	0.01	0.04	0.03	0.08
Adjustments to income tax provision	0.18	(0.17)	0.01	(0.33)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.73	$1.36	$3.01	$2.46

Weighted average common shares outstanding, diluted	995.5	1,085.5	1,003.3	1,086.9

[1]	Discrete tax-only items.

[2]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

GROSS PROFIT BY DIVISION

	Three months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$6,267	$1,294	$532	$3	$8,096
Acquisition-related amortization	8	—	—	—	8
LIFO provision	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$6,318	$1,294	$532	$3	$8,147

Sales	$24,478	$3,317	$5,755	$(529)	$33,021
Gross margin (GAAP)	25.6%	39.0%	9.2%		24.5%
Adjusted gross margin (Non-GAAP measure)	25.8%	39.0%	9.2%		24.7%

	Three months ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,876	$1,204	$485	$(4)	$7,561
LIFO provision	49	—	—	—	49

Adjusted gross profit (Non-GAAP measure)	$5,925	$1,204	$485	$(4)	$7,610

Sales	$21,814	$3,101	$5,030	$(499)	$29,446
Gross margin (GAAP)	26.9%	38.8%	9.6%		25.7%
Adjusted gross margin (Non-GAAP measure)	27.2%	38.8%	9.6%		25.8%

	Six months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$11,869	$2,518	$1,054	$(4)	$15,437
Acquisition-related amortization	8	—	—	—	8
LIFO provision	97	—	—	—	97
Hurricane-related costs	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$12,017	$2,518	$1,054	$(4)	$15,585

Sales	$46,967	$6,400	$11,473	$(1,079)	$63,761
Gross margin (GAAP)	25.3%	39.3%	9.2%		24.2%
Adjusted gross margin (Non-GAAP measure)	25.6%	39.3%	9.2%		24.4%

	Six months ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$11,315	$2,379	$987	$(4)	$14,677
LIFO provision	107	—	—	—	107

Adjusted gross profit (Non-GAAP measure)	$11,422	$2,379	$987	$(4)	$14,784

Sales	$42,473	$6,063	$10,447	$(1,036)	$57,947
Gross margin (GAAP)	26.6%	39.2%	9.4%		25.3%
Adjusted gross margin (Non-GAAP measure)	26.9%	39.2%	9.4%		25.5%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,865	$1,042	$411	$—	$6,318
Acquisition-related amortization	(56)	(28)	(21)	—	(105)
Acquisition-related costs	(65)	—	—	—	(65)
Certain legal and regulatory accruals and settlements	(90)	—	—	—	(90)
Asset recovery	15	—	—	—	15

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,669	$1,014	$390	$—	$6,073

Sales	$24,478	$3,317	$5,755	$(529)	$33,021
Selling, general and administrative expenses percent to sales (GAAP)	19.9%	31.4%	7.1%		19.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.1%	30.6%	6.8%		18.4%

	Three months ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,756	$1,006	$362	$—	$6,124
Acquisition-related amortization	(38)	(25)	(19)	—	(82)
Acquisition-related costs	(29)	—	—	—	(29)
Cost transformation	(316)	(19)	(5)	—	(340)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,373	$962	$338	$—	$5,673

Sales	$21,814	$3,101	$5,030	$(499)	$29,446
Selling, general and administrative expenses percent to sales (GAAP)	21.8%	32.4%	7.2%		20.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.0%	31.0%	6.7%		19.3%

	Six months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$9,341	$2,082	$807	$(5)	$12,225
Acquisition-related amortization	(94)	(54)	(42)	—	(190)
Acquisition-related costs	(116)	—	—	—	(116)
Certain legal and regulatory accruals and settlements	(115)	—	—	—	(115)
Hurricane-related costs	(40)	—	—	—	(40)
Asset recovery	15	—	—	—	15

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$8,991	$2,028	$765	$(5)	$11,779

Sales	$46,967	$6,400	$11,473	$(1,079)	$63,761
Selling, general and administrative expenses percent to sales (GAAP)	19.9%	32.5%	7.0%		19.2%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.1%	31.7%	6.7%		18.5%

	Six months ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$9,090	$1,999	$721	$—	$11,810
Acquisition-related amortization	(75)	(50)	(39)	—	(164)
Acquisition-related costs	(46)	—	—	—	(46)
Cost transformation	(388)	(25)	(8)	—	(421)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$8,581	$1,924	$674	$—	$11,179

Sales	$42,473	$6,063	$10,447	$(1,036)	$57,947
Selling, general and administrative expenses percent to sales (GAAP)	21.4%	33.0%	6.9%		20.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.2%	31.7%	6.5%		19.3%

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended February 28,		Six months ended February 28,
	2018	2017	2018	2017
Equity earnings (loss) in AmerisourceBergen (GAAP)	$202	$42	$90	$59
Litigation settlements and other	5	—	178
Acquisition-related amortization	29	32	57	55
Early debt extinguishment	5	—	5	—
Change in fair market value of AmerisourceBergen warrants	—	—	—	30
LIFO provision	—	5	(12)	(7)
U.S. tax law changes	(152)	—	(152)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$89	$79	$166	$137

OPERATING INCOME BY DIVISION

	Three months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,402	$252	$323	$3	$1,980
Acquisition-related amortization	64	28	21	—	113
Acquisition-related costs	65	—	—	—	65
Certain legal and regulatory accruals and settlements	90	—	—	—	90
LIFO provision	43	—	—	—	43
Adjustments to equity earnings in AmerisourceBergen	—	—	(113)	—	(113)
Asset recovery	(15)	—	—	—	(15)

Adjusted operating income (Non-GAAP measure)	$1,649	$280	$231	$3	$2,163

Sales	$24,478	$3,317	$5,755	$(529)	$33,021
Operating margin (GAAP)[2]	5.7%	7.6%	2.1%		5.4%
Adjusted operating margin (Non-GAAP measure)[2]	6.7%	8.4%	2.5%		6.3%

	Three months ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,120	$198	$165	$(4)	$1,479
Acquisition-related amortization	38	25	19	—	82
Acquisition-related costs	29	—	—	—	29
LIFO provision	49	—	—	—	49
Adjustments to equity earnings in AmerisourceBergen	—	—	37	—	37
Cost transformation	316	19	5	—	340

Adjusted operating income (Non-GAAP measure)	$1,552	$242	$226	$(4)	$2,016

Sales	$21,814	$3,101	$5,030	$(499)	$29,446
Operating margin (GAAP)[2]	5.1%	6.4%	2.4%		4.9%
Adjusted operating margin (Non-GAAP measure)[2]	7.1%	7.8%	2.9%		6.6%

	Six months ended February 28, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$2,528	$436	$337	$1	$3,302
Acquisition-related amortization	102	54	42	—	198
Acquisition-related costs	116	—	—	—	116
Certain legal and regulatory accruals and settlements	115	—	—	—	115
LIFO provision	97	—	—	—	97
Hurricane-related costs	83	—	—	—	83
Adjustments to equity earnings in AmerisourceBergen	—	—	76	—	76
Asset recovery	(15)	—	—	—	(15)

Adjusted operating income (Non-GAAP measure)	$3,026	$490	$455	$1	$3,972

Sales	$46,967	$6,400	$11,473	$(1,079)	$63,761
Operating margin (GAAP)[2]	5.4%	6.8%	2.2%		5.0%
Adjusted operating margin (Non-GAAP measure)[2]	6.4%	7.7%	2.5%		6.0%

	Six months ended February 28, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$2,225	$380	$325	$(4)	$2,926
Acquisition-related amortization	75	50	39	—	164
Acquisition-related costs	46	—	—	—	46
LIFO provision	107	—	—	—	107
Adjustments to equity earnings in AmerisourceBergen	—	—	78	—	78
Cost transformation	388	25	8	—	421

Adjusted operating income (Non-GAAP measure)	$2,841	$455	$450	$(4)	$3,742

Sales	$42,473	$6,063	$10,447	$(1,036)	$57,947
Operating margin (GAAP)[2]	5.2%	6.3%	2.5%		4.9%
Adjusted operating margin (Non-GAAP measure)[2]	6.7%	7.5%	3.0%		6.2%

[1]	Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and six month periods ended February 28, 2018 includes AmerisourceBergen equity earnings for the periods of October 1, 2017 through December 31, 2017 and July 1, 2017 through December 31, 2017, respectively. Operating income for the three and six month periods ended February 28, 2017 includes AmerisourceBergen equity earnings for the periods of October 1, 2016 through December 31, 2016 and July 1, 2016 through December 31, 2016, respectively.
[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

ADJUSTED EFFECTIVE TAX RATE1

	Three months ended February 28, 2018			Three months ended February 28, 2017
	Earnings before income tax provision	Income tax	Effective tax Rate	Earnings before income tax provision	Income tax	Effective tax Rate
Effective tax rate (GAAP)	$1,838	$503	27.4%	$1,292	$246	19.0%
Impact of non-GAAP adjustments	189	39		600	149
U.S. tax law changes	—	(184)		—	—
Equity method non-cash	—	(61)		—	(8)
Adjusted tax rate true-up	—	23		—	43

Subtotal	$2,027	$320		$1,892	$430
Exclude adjusted equity earnings in AmerisourceBergen	(89)	—		(79)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,938	$320	16.5%	$1,813	$430	23.7%

	Six months ended February 28, 2018			Six months ended February 28, 2017
	Earnings before income tax provision	Income tax	Effective Tax Rate	Earnings before income tax provision	Income tax	Effective Tax Rate
Effective tax rate (GAAP)	$2,874	$730	25.4%	$2,567	$466	18.2%
Impact of non-GAAP adjustments	836	142		919	222
U.S. tax law changes	—	(184)		—	—
Equity method non-cash	—	(11)		—	(10)
UK tax rate change	—	—		—	77
Adjusted tax rate true-up	—	43		—	67

Subtotal	$3,710	$720		$3,486	$822
Exclude adjusted equity earnings in AmerisourceBergen	(166)	—		(137)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$3,544	$720	20.3%	$3,349	$822	24.5%

[1]	A change to the presentation of these tables was made to reflect the tax impact of non-GAAP excluded items as a single adjustment for the three and six months ended February, 2018 and 2017. No change in calculation methodology was made.

FREE CASH FLOW

	Three months ended February 28,		Six months ended February 28,
	2018	2017	2018	2017
Net cash provided by operating activities (GAAP)	$2,215	$2,857	$3,176	$3,382
Less: Additions to property, plant and equipment	(288)	(261)	(666)	(639)

Free cash flow (Non-GAAP measure)[1]	$1,927	$2,596	$2,510	$2,743

[1]	Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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